EXHIBIT 5.1

[WSGR Letterhead]

December 1, 2004

Monolithic Power Systems, Inc.

983 University Avenue, Building A

Los Gatos, California 95032

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 1, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,314,200 shares of Common Stock, par value $0.001 per share (the “Shares”), outstanding or reserved for issuance pursuant to the 1998 Stock Plan, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that the Shares reserved for issuance will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable and that the Shares that are outstanding have been validly issued, fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati